April 2, 2003

Gary DeGano
Triad Industries, Inc
(formerly RB Capital & Equities, Inc.)
16395 West Bernardo Drive, Suite 232
San Diego, CA 92127

Dear Mr. DeGano:

We have read Part II, Item 3 Changes in and Disagreements with Accountants of your Form 10-SB. (Commission File 0-028581) and are in agreement with the statements contained therein. We are not in a position to agree or disagree with the disclosures regarding Armando C. Ibarra, CPA.

HJ & ASSOCIATES and Consultants, LLP
(formerly Jones, Jensen & Company)

cc: Office of the Chief Accountant
    SECPS Letter File
    Securities and Exchange Commission
    Mail Stop 11-3
    450 Fifth Street NW
    Washington, DC 20549